PRIMARY BANK

                1995 INCENTIVE STOCK OPTION PLAN

1.  Purpose.

    The purpose of the Primary Bank (the "Bank") 1995 Incentive Stock Option Plan (the "Plan") is to advance the interests of the Bank and its shareholders by providing those key employees of the Bank and its Affiliates, upon whose judgment, initiative and efforts the successful conduct of the business of the Bank and its affiliates largely depends, with additional incentive to perform in a superior manner, and also to attract people of experience and ability to the service of the Bank and its Affiliates.

2.  Definitions.

    (a) "Affiliate" means (i) a member of a controlled group of corporations of which the Bank is a member or (ii) an unincorporated trade or business which is under common control with the Bank as determined in accordance with Section 414(c) of the Internal Revenue Code of 1986, as amended, (the "Code") and the regulations issued thereunder. For purposes hereof, a "controlled group of corporations" shall mean a controlled group of corporations as defined in Section 1563 (a) of the Code determined without regard to Section 1563 (a) (4) and (e) (3)
(C).

    (b)  "Award" means a grant of Non-statutory Stock Options,
Incentive Stock Options, and/or Limited Rights under the provisions of this Plan.

    (c)  "Board" means the Board of Directors of the Bank.

    (d) "Change in Control" for purposes of this Plan shall mean an event of a nature that: (i) would be required to be reported in response to Item l(a) of the current report on Form F-3, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank within the meaning of the Change in Bank Control Act, as amended, and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation ("FDIC") at 12 C.F.R. Section303.4(a), as in effect on the date hereof; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act), or group of persons acting in concert, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of any class of equity securities of the Bank representing 20% or more of a class of equity securities except for any securities purchased by the Bank's employee stock ownership plan and trust; or, (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Bank's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or similar transaction occurs in which the Bank is not the resulting entity; or (D) a proxy statement shall be distributed soliciting proxies from stockholders of the Bank, by someone other than the current management of the Bank, seeking stockholder approval of a plan or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank: or (E) a tender offer is made for 20% or more of the voting securities of the Bank then outstanding.

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    (e)  "Committee" means the Committee of the Board
administering this Plan, which shall be comprised of the members of the Compensation Committee of the Board of the Bank, which shall consist solely of non-employee directors, all of whom are "disinterested directors" as that term is defined under Rule i6b-3 under the Exchange Act, promulgated by the Securities and Exchange Commission, and "outside directors" as that term is defined under Section 162(m) of the Code and the regulations promulgated thereunder.

    (f) "Common Stock" means the common stock, par value $.01 per share, of the Bank.

    (g) "Date of Grant" means the date an Award granted by the Committee is effective pursuant to the terms hereof.

    (h) "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of a Participant to perform the work customarily assigned to him. Additionally, a medical doctor selected or approved by the Board must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said Participant's lifetime.

    (i) "Fair Market Value" means, when used in connection with the Common Stock on a certain date, the average of the bid and ask prices of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (as published by the Wall Street Journal, if published) on such date, or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon or the last previous date on which a sale was reported.

    (j) "Incentive Stock Option" means an Option granted by the Committee to a Participant, which Option is designated as an Incentive Stock Option pursuant to Section 8 hereof.

    (k) "Limited Right" means the right to receive an amount of cash based upon the terms set forth in Section 9 hereof.

    (1) "Non-statutory Stock Option" means an Option granted by the Committee to a Participant, which Option is not designated by the Committee as an Incentive Stock Option.

    (m) "Normal Retirement" means retirement at the normal or early retirement date as set forth in any tax-qualified retirement/pension plan of the Bank. If no such plan is in place, it shall mean termination of employment at or after age 65.

    (n)  "Option" means an Award granted under Section 7 or
Section 8 hereof.

    (o) "Participant" means an employee of the Bank or its Affiliates chosen by the Committee to participate in the Plan.

    (p) "Plan Year(s)" means a calendar year or years commencing on or after January 1, 1995.

    (q) "Termination for Cause" means the termination upon an intentional failure to perform stated duties or breach of a fiduciary duty involving personal dishonesty, which results in material loss to the Bank or one of its Affiliates, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses), which results in material loss to the Bank or its Affiliates or the issuance of a final cease and desist order.

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3.  Administration.

    The Plan shall be administered and interpreted by the Committee. The Committee shall act by vote or written consent of a majority of its members. Subject to the express provisions and limitations of the Plan, the Committee may adopt such rules, regulations and procedures as it deems appropriate for the proper administration of the Plan and make whatever determinations and interpretations in connection with the Plan it deems to be necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants and on their legal representatives and beneficiaries.

4.  Types of Awards.

    Awards under the Plan may be granted in any one or a combination of:

         (a) Non-statutory Stock Options;

         (b) Incentive Stock Options; and

         (c) Limited Rights

as defined below in Sections 7 through 9 of the Plan.

5.  Stock Subject to the Plan.

    Subject to adjustment as provided in Section 14, the maximum number of shares reserved for purchase pursuant to the exercise of Options shall not exceed 125,000 shares of Common Stock. These shares of Common Stock may be either authorized but unissued shares or shares previously issued and reacquired by the Bank. To the extent that Options or Limited Rights are granted under the Plan, the shares underlying such Options will be unavailable for future grants under the Plan except that, to the extent that Options together with any related Limited Rights granted under the Plan terminate, expire or are cancelled without having been exercised (in the case of Limited Rights, exercised for cash), new awards may be made with respect to these shares.

6.  Eligibility.

    Officers and other employees of the Bank or its Affiliates shall be eligible to receive Non-statutory Stock Options, Incentive Stock Options and/or Limited Rights under the Plan. Directors who are not employees or officers of the Bank or its Affiliates shall not be eligible to receive Awards under the Plan.

7.  Non-Statutory Stock Options.

    7.1  Grant of Non-statutory Stock Options.

    The Committee may, from time to time, grant Non-statutory Stock Options to eligible employees and, upon such terms and conditions as the Committee may determine, grant Non-statutory Options in exchange for and upon surrender of previously granted Awards under this Plan. Non-statutory Stock Options granted under this Plan are subject to the following terms and conditions:

         (a)  Price. The purchase price per share of Common
Stock deliverable upon the exercise of each Non-statutory Stock
Option shall be determined by the Committee on the date the option is

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granted. In general, such purchase price shall not be less than
100% of the Fair Market Value of the Common Stock on the Date of Grant. Shares may be purchased only upon full payment of the purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of Common Stock at the Fair Market Value of such shares on the date of surrender determined in the manner described in Section 2(i).

         (b) Terms of Options. The term during which each Nonstatutory Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-statutory Stock Option be exercisable in whole or in part less than 1 year or more than 10 years from the Date of Grant. The Committee may, in its sole discretion, accelerate the time at which any Non-statutory Stock Option may be exercised in whole or in part.

    Non-Statutory Stock Options shall vest on the following schedule:

         1. When the Fair Market Value of the Common Stock exceeds 150% of the Fair Market Value at the Date of Grant for a period of 30 consecutive business days, 50% of an Option shall vest and become exercisable.

         2. When the Fair Market Value of the Common Stock exceeds 175% of the Fair Market Value at the Date of Grant for a period of 30 consecutive business days, an additional 25% of an Option shall vest and become exercisable

         3. When the Fair Market Value of the Common Stock exceeds 200% of the Fair Market Value at the Date of Grant for a period of 30 consecutive business days, the remaining 25% of an Option shall vest and become exercisable.

         4.   Regardless of the Fair Market Value of the Common
Stock, all Options shall vest and become exercisable nine years and six months following grant.

    Notwithstanding the above, in the event of a Change in Control, all Non-statutory Stock Options shall become immediately vested and exercisable.

         (c) Termination of Employment. Upon the termination of a Participant's service for any reason other than death, Disability, Normal Retirement, or Termination for Cause, the Participant's Nonstatutory Stock Options shall be exercisable only as to those shares which were immediately purchasable by the Participant at the date of termination and only for a period of three months following termination. In the event of Termination for Cause, all rights under the Participant's Non-statutory Stock Options shall expire immediately upon termination. In the event of the death, Disability or Normal Retirement of any Participant, all Non-statutory Stock Options held by the Participant, whether or not exercisable at such time, shall be exercisable by the Participant or his legal representatives or beneficiaries for one year or such longer period as determined by the Committee following the date of the Participant's death, Normal Retirement or cessation of employment due to Disability, provided that in no event shall the period extend beyond the expiration of the Nonstatutory Stock Option term.

8.  Incentive Stock Options.

    8.1  Grant of Incentive Stock Options.

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    The Committee may, from time to time, grant Incentive Stock
Options to eligible employees. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

         (a)  Price. The purchase price per share of Common
Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. However, if a Participant owns Common Stock possessing more than 10% of the total combined voting power of all classes of Common Stock, the purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant. Shares may be purchased only upon payment of the full purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Common Stock at the Fair Market Value of such shares on the date of surrender determined in the manner described in Section 2(i).

         (b) Amounts of Options. Incentive Stock Options may be granted to any eligible employee in such amounts as determined by the Committee. In the case of an Option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year (under all plans of the Bank and its Affiliates) shall not exceed $100,000. The provisions of this Section 8.1(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder. To the extent an award under this Section 8.1 exceeds this $100,000 limit, the portion of the award in excess of such limit shall be deemed a Non-statutory Stock Option.

         (c) Terms of Options. The term during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part less than 1 year or more than 10 years from the Date of Grant. If at the time an Incentive Stock Option is granted to a Participant, that Participant owns Common Stock representing more than 10% of the total combined voting power of the Bank (or, under Section 425(d) of the Code, is deemed to own Common Stock representing more than 10% of the total combined voting power of all such classes of Common Stock, by reason of the ownership of such classes of Common Stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such Participant, or by or for any corporation, partnership, estate or trust of which such Participant is a shareholder, partner or beneficiary), the Incentive Stock Option granted to such Participant shall not be exercisable after the expiration of 5 years from the Date of Grant. No Incentive Stock Option granted under this Plan is transferable except by will or the laws of descent and distribution and is exercisable in his lifetime only by the Participant to whom it is granted.

    Incentive Stock Options shall vest on the following schedule:

         1. When the Fair Market Value of the Common Stock exceeds 150% of the Fair Market Value at the Date of Grant for a period of 30 consecutive business days, 50% of an Option shall vest and become exercisable.

         2. When the Fair Market Value of the Common Stock exceeds 175% of the Fair Market Value at the Date of Grant for a period of 30 consecutive business days, an additional 25% of an Option shall vest and become exercisable.

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         3.   When the Fair Market Value of the Common Stock
exceeds 200% of the Fair Market Value at the Date of Grant for a period of 30 consecutive business days, the remaining 25% of an Option shall vest and become exercisable.

         4. Regardless of the Fair Market Value of the Stock, all Options shall vest and become exercisable nine years and six months following grant.

    Notwithstanding the above, in the event of a Change in Control, all Incentive Stock Options shall become immediately vested and exercisable.

         (d) Termination of Employment. Upon the termination of a Participant's service for any reason other than death, Disability, Normal Retirement, Change in Control, or Termination for Cause, the Participant's Incentive Stock Options shall be exercisable only as to those shares which were immediately purchasable by the Participant at the date of termination and only for a period of three months following termination.

    In the event of death or Disability of any Participant, all Incentive Stock Options held by such Participant, whether or not exercisable at such time, shall be exercisable by the Participant or the Participant's legal representatives or beneficiaries for one year following the date of the Participant's death or cessation of employment due to Disability. Upon termination of the Participant's service due to Normal Retirement or a Change in Control, all Incentive Stock Options held by such Participant, whether or not exercisable at such time, shall be exercisable for a period of one year following the date of Participant's cessation of employment, provided however, that such Option shall not bile for treatment as an Incentive Stock Option in the event such option is exercised more than three months following the date of the Participant's cessation of employment. In no event shall the exercise period extend beyond the expiration of the Incentive Stock Option term. In the event of Termination for Cause all rights under the Participant's Incentive Stock Options shall expire immediately upon termination.

         (e) Compliance with Code. The Incentive Stock Options granted under this Section 8 of the Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, but the Bank makes no warranty as to the qualification of any Option as an incentive stock option within the meaning of
Section 422 of the Code.

9.  Limited Rights.

    9.1  Grant of Limited Rights.

    Simultaneously with the grant of any Option, the Committee may grant a Limited Right with respect to all or some of the shares covered by such Option. Limited Rights granted under this Plan are subject to the following terms and conditions:

         (a) Terms of Rights. In no event shall a Limited Right be exercisable in whole or in part before the expiration of six months from the Date of Grant of the Limited Right. A Limited Right may be exercised only in the event of a Change in Control.

    The Limited Right may be exercised only when the related
Option is eligible to be exercised, and only when the Fair Market
Value of the underlying shares on the day of exercise is greater than the exercise price of the related Option.

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    Upon exercise of a Limited Right, the related Option shall cease to be exercisable. Upon exercise or termination of an Option, any related Limited Rights shall terminate. The Limited
Right is transferable only when the underlying Option is transferable and under the same conditions.

         (b) Payment. Upon exercise of a Limited Right, the holder shall promptly receive from the Bank an amount of cash equal to the difference between the Fair Market Value on the Date of Grant of the related Option and the Fair Market Value of the underlying shares on the date the Limited Right is exercised, multiplied by the number of shares with respect to which such Limited Right is being exercised.

         (c) Termination of Employment. Upon the termination of a Participant's service for any reason other than Termination for Cause, any Limited Rights held by the Participant shall then be exercisable for a period of one year following termination. In the event of Termination for Cause, all Limited Rights held by the Participant shall expire immediately upon termination. In no event shall the period extend beyond the expiration of the term of the related Option.

10. Surrender of Options.

    In the event of a Participant's termination of employment as a result of death, Disability or Normal Retirement, the Participant (or the Participant's personal representative(s), heir(s), or devisee(s) ) may, in a form acceptable to the Committee make application to surrender all or a part of Options held by such Participant in exchange for a cash payment from the Bank of an amount equal to the difference between the Fair Market Value of the Common Stock on the date of termination of employment and the exercise price per share of the Option on the Date of Grant. Whether the Committee accepts such application or determines to make payment, in whole or part, is within its absolute and sole discretion, it being expressly understood that the Committee is under no obligation to any Participant whatsoever to make such payments. In the event that the Committee accepts such application and the Bank determines to make payment, such payment shall be in lieu of the exercise of the underlying Option and such Option shall cease to be exercisable.

11. Rights of a Shareholder; Nontransferability.

    No Participant shall have any rights as a shareholder with respect to any shares covered by a Nonstatutory Option and/or Incentive Stock Option until the date of issuance of a stock certificate for such shares. Nothing in this Plan or in any Award confers on any person any right to continue in the employ of the Bank or its Affiliates or to continue to perform services for the Bank or its Affiliates or interferes in any way with the right of the Bank or its Affiliates to terminate a Participant's services as an officer or other employee at any time.

    No Award under the Plan shall be transferable by the Participant other than by will or the laws of descent and distribution and may only be exercised during his lifetime by the Participant, or by a guardian or legal representative.

12. Agreement with Grantees.

    Each Award of Stock Options and/or Limited Rights will be evidenced by a written agreement, executed by the Participant and the Bank or its Affiliates, which describes the conditions for receiving the Awards including the Date of Grant, the purchase price if any, applicable periods, and any other terms and conditions as may be required by the Board or applicable securities law.

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13. Designation of Beneficiary.

    A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Bank and may be revoked in writing. If a Participant fails to effectively designate a beneficiary, then the Participant's estate will be deemed to be the beneficiary.

14. Maximum Award.

    No Participant may receive an Award with respect to more than 20,000 shares of Common Stock in any Plan Year.

15. Dilution and Other Adjustments.

    In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Bank, the Committee will make such adjustments to previously granted Awards to prevent dilution or enlargement of the rights of the Participant, including any or all of the following:

         (a) adjustments in the aggregate number or kind of shares of Common Stock which may be awarded under the Plan;

         (b) adjustments in the aggregate number or kind of shares of Common Stock covered by Awards already made under the Plan;

         (c)  adjustments in the purchase price of outstanding
Non-statutory Stock Options and/or Incentive Stock Options, or any Limited Rights attached to such Options.

    No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award.

16. Tax Withholding.

    There shall be deducted from each distribution of cash and/or Common Stock under the Plan the amount required by any governmental authority to be withheld for income tax purposes. If this Plan is qualified under 17 C.F.R. Section 240.16b-3, then any withholding shall comply with 17 C.F.R. Section 240.16b-3(e).

17. Amendment of the Plan.

    The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect; provided further that if it has been determined to continue to qualify the Plan under the 17 C.F.R. Section 240.16b-3, shareholder approval shall be required for any such modification or amendment which:

         (a) increases the maximum number of shares for which Options may be granted under the Plan (subject, however, to the provisions of Section 14 hereof);

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         (b)  reduces the exercise price at which Awards may be
granted (subject, however, to the provisions of Section 14 hereof); or

         (c) changes the persons eligible to participate in the Plan.

    Failure to ratify or approve amendments or modifications to subsections (a) through (c) of this Section 16 by shareholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions, sections, and subsections of this Plan will remain in full force and effect.

    No such termination, modification or amendment may affect the rights of a Participant under an outstanding Award.

18. Effective Date of Plan.

    The Plan became effective upon the date on which it is approved by a majority vote of the shareholders of record of the Bank at the 1995 Annual Meeting of Shareholders (the "Effective Date"). The Plan shall terminate on the tenth anniversary of the Effective Date, or such earlier date as determined by the Board.

19. Termination of The Plan.

    The right to grant Awards under the Plan will terminate upon the earlier of 10 years after the Effective Date of the Plan, or the issuance of Common Stock or the exercise of Options or related Limited Rights equivalent to the maximum number of shares reserved under the Plan as set forth in Section 5. The Board has the right to suspend or terminate the Plan at any time, provided that no such action will, without the written consent of a Participant, adversely affect his rights under a previously granted Award.

20. Applicable Law.

    The Plan will be administered in accordance with the laws of the State of New Hampshire.

21. Compliance with Section 16.

    If this Plan is qualified under 17 C.F.R. Section 240.16b-3, transactions under this Plan are intended to comply with all applicable conditions of such regulation or its successors. To the extent any provisions of the Plan or action by the Committee fail to so comply, such provision or action shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

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